Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of March 14, 2012, between Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 22, 2008 (the “Indenture”), providing for the issuance of 5.5% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, Section 11.02 of the Indenture provides that the Company, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and authorization by the Company’s Board of Directors, and the Trustee may enter into an indenture supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of the Notes;

WHEREAS, the holders of at least a majority in aggregate principal amount of the Notes currently outstanding have duly consented to the amendment of the Indenture as set forth in this First Supplemental Indenture, a copy of which is attached hereto as Exhibit A (the “Consent”);

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions of the Company’s Board of Directors authorizing the execution of this First Supplemental Indenture, (ii) evidence of the Consent and (iii) an Officers’ Certificate and an Opinion of Counsel, each containing the information required by the Indenture; and

WHEREAS, all other acts and things necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument and all of the applicable conditions and requirements set forth in the Indenture have been performed and fulfilled and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

Section 1.01. Capitalized Terms.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) Any defined terms and any references thereto which are used solely in the section deleted by operation of Section 1.02 of this First Supplemental Indenture are hereby deleted in their entireties from Article I of the Indenture.

Section 1.02. Amendment to Article V of the Indenture. The text of Section 5.09 of the Indenture shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

Section 1.03. Effectiveness; Interpretation. This First Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee but will not become operative until the Consent becomes effective by its terms. At such time, the Indenture shall be amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. In the case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this First Supplemental Indenture, the provisions of the Indenture, as modified and amended by this First Supplemental Indenture, shall control.

Section 1.04. Ratification of Indenture. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 1.05. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Section 1.06. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 1.07. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.08. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan

Name:	Carolyn J. Logan
Title:	CEO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Katherine Esber

Name:	Katherine Esber
Title:	Vice President

[Signature Page to First Supplemental Indenture]